Exhibit 99.3

Intro	Good afternoon, everyone. It’s a pleasure to address this conference once again.

Slide 1

Joining me to speak with you today are Steve Stone, Senior Vice President and Chief Financial Officer of the Morris Publishing Group and Craig Mitchell, Senior Vice President of Finance, Secretary and Treasurer of Morris Communications Company.

I would like to begin today with brief video about the Morris Publishing Group, followed by my overview of our company and a few of our most important strategic initiatives that are underway.

Steve is going to review our operating results and will share some of our assumptions for 2007.

Craig will subsequently give a financial overview.

After that, we are available for questions.

The text of our presentation was posted this morning on morris.com.

Slide 2	Before we get started, I’d like to remind you that we may make certain forward looking statements in today’s presentation. Actual results may differ, so we refer you to the risk factors described in our Company’s documents filed with the SEC.

Slide 3	Data on our market positions is derived from the various sources listed.

Slide 4	This short video clip provides a brief overview of our company. Then we will continue with our presentation.

Slide 5	Video Presentation

Slide 6	Morris Publishing, our newspaper division, forms the “core” business unit of Morris Communications, contributing over 70 percent of Morris Communications’ total operating revenues.

Slide 7

Morris Publishing owns and operates 27 daily newspapers as well as nondaily newspapers, city magazines and free community publications in the Southeast, Midwest, Southwest and Alaska.

As its original and flagship newspaper, The Augusta Chronicle is the source of the company’s tradition and bearer of its history.

Morris’ newspapers operate in small to mid-sized markets, with content focused on local news and community events in addition to national and international news.

Our average daily circulation ranging in size from less than 4,000 to just over 171,000.

More than 725 thousand people purchase Morris’ newspapers each Sunday ranking it among the top 20 newspaper publishers in the US.

Our newspapers reach 116 million readers during the week.

Slide 8

Our six larger metro daily newspapers, which together contribute about 70 percent of Morris Publishing’s revenues, are:

The Florida Times-Union

The Augusta Chronicle

The Savannah Morning News

The Lubbock Avalanche-Journal

The Amarillo Globe-News

The Topeka Capital-Journal

The Florida Times-Union, our largest newspaper, has:

Total circulation of 164 thousand daily and 224 thousand on Sunday

A core market penetration of 30 percent daily and 41 percent on Sunday

MSA readership of 40 percent-Daily, 54 percent-Sunday and 69 percent over seven days

Slide 9

It is our opinion that:

Newspapers carry more local news than any other medium,

Newspapers claim the largest share of local advertising, and

Newspapers are the medium most people use to check advertising before they make their purchases.

For all these reasons and more, I am absolutely convinced that newspapers will continue to be a vital and living, thriving part of the communities we serve. But it’s up to us, both Morris and our industry, to see that this happens.

Slide 10

Morris newspapers remain the pre-eminent local advertising medium in our markets

Morris is fully engaged in meeting the industry imperative of building and maintaining circulation and readership in a competitive climate.

We continue to advance our journalistic practices and to build readership and circulation.

Morris continues its efforts in circulation and advertising target marketing segmentation.

Market segmentation allows us to target individual households based on various demographic and lifestyle characteristics, focusing on those that “look like” our best and most desired customers.

We believe that this effort plus increased retention efforts allows us to grow circulation and readership in the geographic and demographic groups that advertisers want.

Slide 11	The average daily and Sunday circulation from our six largest daily newspapers combined declined 3.2 percent and 2.7 percent, respectively, from last year.

Slide 12

We have purchased a new printing press for our Savannah plant. It will produce higher quality color, improve efficiency and give us more printing flexibility. The press is scheduled to be in production by the fall of 2007.

In addition, we have been very pleased with the response from readers and advertisers to Bluffton Today and our other publications. Bluffton Today, our web-based free daily newspaper, represents a progressive way to meet changing customer needs, and will be printed on our new press in Savannah giving us greater flexibility in a growing and dynamic market.

Slide 13

Bluffton Today was discussed in the 2006 February edition of Presstime.

As quoted in an article in the USATODAY, “Many newspaper executives are watching what privately held Morris Communications is doing with Bluffton Today.

Slide 14

During 2006, we acquired four rural non-daily newspapers located in Barnwell, Hampton and Edgefield, South Carolina and in Sylvania, Georgia.

These newspapers are located in our Augusta market area and are a great fit for us. These papers have served their communities in the finest tradition of community journalism for years, two of them for more than a century.

Slide 15

Several Morris dailies also publish city, regional and special-interest magazines to further extend their brand and increase market share.

Since the 2003 acquisition of the Charleston magazine, Skirt! magazines has expanded and is now circulated in eight southeastern markets.

Skirt! is a free monthly magazine for women which features eye-catching graphics and layout with essays and articles on issues designed to attract women.

During 2006, Morris licensed Skirt! magazine to The Atlanta-Journal-Constitution, a division of Cox Enterprises Inc. for publication in the Atlanta area and had an initial distribution of 100 thousand. Additionally, we have licensed it in Knoxville, Tennessee and are pursuing other opportunities to do that in other markets.

Morris owns and publishes the magazines in the other markets.

The magazine’s growth is a good indicator of how successful the magazine is in reaching its target market.

Slide 16	Morris Publishing Group continues to grow Internet revenues at an impressive rate: up an estimated 48 percent since 2005.

Slide 17	Across the group, Morris’ newspaper websites had an estimated 774 million page impressions in 2006, a 16 percent increase over last year.

Slide 18

We have joined a recently formed newspaper consortium partnering with Yahoo!, Inc. that will allow Morris newspapers to reach a global community of Yahoo! Online users.

Yahoo! and the consortium have initiated plans to work together in the following capacities:

Advertising: Use Yahoo!’s technology platform to sell online advertising for Morris’s newspaper Web sites. Web sites which have won nearly twice the number of digital awards than our nearest competitor.

Search: Use Yahoo!’s search monetization functionality on our newspaper Web sites, such as Websearch, downloads of the Yahoo! toolbar and sponsored search.

Local: Offer Yahoo!’s local products such as Yahoo! Local listings, Yahoo! Maps and Event Listings on our newspaper’s Websites.

Content: Use Yahoo’s extensive network to distribute our newspapers’ content in areas such as Yahoo! Search results, Yahoo! News and other content verticals.

This is a transformational deal for the newspaper industry, that will allow us to reach a huge audience that extends way beyond our current newspaper Web sites.

As part of the agreement, our newspapers will create platforms on its Web sites to use Yahoo’s popular classified job recruitment site, Hot Jobs.

Slide 19

Building on what it has learned from the community driven BlufftonToday.com Web site, we have created a next-generation Web product at the Savannah Morning News that engages new users in new ways.

We intend to move beyond the “online newspaper” model to become the center of online community, featuring powerful new search tools, user-driven content and an integrated view of a local commercial marketplace.

The website and the newspaper play complementary, non-competing roles in the process of informing and facilitating community and the website features profiling and social networking tools designed to engage a younger, more active audience, implementing user registration across our newspaper websites.

We plan to expand this to our other newspaper Web sites.

Slide 20	This slide gives a brief outline of some of our core business and technology initiatives we plan to undertake in 2007.

Slide 21

We are aggressively pursuing innovation as the key to meeting the changing needs of our consumers and customers in all of our markets.

As one of our most important 2007 initiatives, we have embraced N2 – The Newspaper Next approach developed by the American Press Institute and industry collaborators nationwide.

Developing the industry’s most aggressive corporate implementation program, we have committed to driving the N2 process out to every level of our company in 2007 and ramping up the development of new media models across all of our markets in the years to come.

We don’t know where these changes will take us – the consumers and customers in each of our markets will tell us that – but we are committed to changing and to remaining the news, information and advertising leaders in the markets we serve into the foreseeable future.

We view the changing media landscape as a great opportunity, with N2 and a number of our other initiatives embracing these changes to continue to move us forward. While we continue to focus on our core print business, we are enhancing and growing our digital business and other technologies.

Slide 22	I will now turn it over to Steve Stone, our Senior VP and Chief Financial Officer, for a review of our recent operating results and our 2007 guidance. Steve:

Slide 23

We reported operating income of $63 million for the first nine months in 2006, up $2.4 million, or 4 percent, from the same period in 2005. Operating revenue was up $7.5 million, or 2.2 percent, and operating costs were up $5.1 million, or 1.8 percent.

During the third quarter 2005, we sold Savannah’s former production facility resulting in a pre-tax gain of $5 million. Excluding this unusual gain, operating costs were flat with the first nine months last year.

Excluding any pre-tax gains from the sale of fixed assets, we are projecting our operating income to be up between 3.5 percent to 4.0 percent for the year.

Slide 24

For the first nine months in 2006, advertising revenue was $287.8 million compared to $278.8 million during the same period last year, an increase of $9 million, or 3.2 percent..

For the year, we project advertising revenues to be up slightly over $11 million, or just under 3 percent, compared to 2005, given the modest advertising revenue growth in the fourth quarter this year.

Excluding the revenue contributed by the four recently acquired non-daily newspapers, fourth quarter advertising revenues are projected to be up between 1.3 to 1.5 percent from the same quarter last year. Our modest growth in retail advertising was offset by significant declines in the ROP auto and employment classified advertising categories during this period.

Of our total projected 2006 operating revenue, advertising revenue accounts for 82 percent , with 52 percent in retail, 42 percent in classified and 6 percent in national.

Circulation revenue accounted for 15 percent of the total operating revenue.

Slide 25

Our 2006 revenue growth has been driven by strong classified real estate and employment advertising revenue performances at most of our daily newspapers and the strong retail advertising revenue growth at our Jacksonville newspaper.

The launch of additional Skirt! magazines, last year’s start up of the Bluffton Today daily, and the recent acquisition of the four non-daily newspapers, together, contributed about 20 percent of our advertising revenue growth.

We project online revenue for 2006 to be approximately $32 million, up approximately $10 million, or 45 percent, from $22 million last year, with the classified employment category contributing about 75 percent of the net online advertising revenue growth.

Our results also reflect the industry’s shift from ROP advertising to preprint, online and specialty advertising.

Slide 26

In 2006, circulation revenue will be down continuing its overall trend.

Average daily single copy and home delivery remained soft, down approximately 3.3 percent and 2.3 percent, respectively. Sunday circulation continued its trend down, with average single copy and home delivery down approximately 3.7 percent and 1.3 percent, respectively.

We had 9 daily newspapers with year over year gains in circulation.

Slide 27

For 2006, we project our total operating expenses, excluding the pre-tax gains on sale of fixed assets, to be up around 2 percent, from last year.

In 2006, we estimate that total labor and employee benefit costs will be up slightly, newsprint, ink and supplements costs will be up between 6 percent and 7 percent and other operating costs will be up around 3 percent.

In summary, our total 2006 operating costs were impacted by the increase in the cost of newsprint, the significant increase in our other advertising, circulation, and distribution costs, offset by the aggressive management of our other production costs, and the decrease in employee benefit costs resulting from the reduction in healthcare insurance claims paid.

The launch of Skirt! magazines in new markets, last year’s start up of the Bluffton Today daily, and the recent acquisition of the four non-daily newspapers, together, contributed about 25 percent of our net increase in total operating costs.

Shared Services

During 2003, The Morris Shared Services Center was created to support various administrative functions throughout our company. Our vision was to centralize, standardize, and eliminate or simplify as many accounting and administrative processes as possible in order to create labor and purchasing savings.

We now have all of our newspapers live on SAP Financials, the entire company on a Web-based timekeeping system, one Human Resource/Payroll system, and two newspapers on the SAP Media system, both circulation and advertising, and the Augusta Chronicle and all our Skirt! magazines on the SAP advertising system.

We have implemented a centralized call center for subscriber complaints and are taking calls for Augusta, Savannah, Topeka, and Athens and as we implement the media platform, we will continue to add newspapers to our centralized call center.

We currently have all but one of our daily newspapers on a retention-calling program.

Our centralized purchasing group has put into place companywide purchasing programs that allow our various businesses to purchase goods and services at reduced rates. Quite simply our move to shared services is paying off with lower costs of operations, both labor and materials, and our platform is providing us better information than ever that we use to more effectively manage our business.

Slide 28

For 2007, we expect total operating revenues and total advertising revenues to both increase in the 2 to 4 percent range. We expect circulation revenues to be flat or slightly down compared to 2006.

We expect retail and classified advertising growth in the mid single digit range, national advertising should continue to be soft, down about 5 percent from last year.

Online advertising growth will be in the 35 percent to 40 percent range, contributing 50 percent to the net growth in the above categories.

Slide 29

We expect total operating expenses to increase in the low to mid single digit range, primarily due to increases in other advertising, circulation and distribution costs. We expect labor and employee benefit costs to increase in the mid to high single-digit range due to an increase in health care claims and post retirement costs and a higher headcount.

No significant newsprint price increases are projected for 2007.

Slide 30	I will now turn it over to Craig Mitchell for a financial overview. Craig:

Slide 31

At December 31, 2006, we had approximately $524 million in outstanding debt, up from $521 million at the end of 2005. We had approximately $49 million outstanding on our new revolving credit facility, up $3 million from $46 million at December 31, 2005.

For the twelve months ended December 31, 2006, interest and loan amortization expense was approximately $37 million, up about 3.5 percent from last year.

As of September 30, 2006, our annualized cost of debt outstanding was approximately 6.75 percent, up from 6.34 percent at the end of the same quarter last year.

At September 30, we had approximately $124 million available under our credit facilities using the most restrictive covenants. We were in compliance with all covenants under our bond indenture and credit facilities.

Slide 32	Capital expenditures for 2006 were approximately $10 million, down from $14.2 million in 2005. Total 2007 capital expenditures are expected to be between $15 to $20 million.

Slide 33

Our pre-tax free cash flow, which we define as operating income plus depreciation and amortization less capital expenditures and pre-tax gains on the sale of fixed assets, was $22.7 million for the nine months ended September 30, 2006; a 3.2 percent increase from the same period last year.

We project our 2006 pre-tax free cash flow to be between 96 and 98 million, up from $90.5 million in 2005.

Our outstanding cash balance at the end of 2006 was approximately $7.0 million. Total long term debt outstanding was $524 million, up $521 million from the end of 2005.

During 2006, we declared and recorded a total of $43 million in dividends to Morris Communications, in effect, reducing the loan receivable from Morris Communications by the dividend amounts. No dividends were declared or paid in the fourth quarter of 2006.

At the end of 2006, Morris Publishing was owed approximately $22 million by its parent, Morris Communications, up from $16 million at the end of 2005.

Slide 34	We will now open the floor for any questions that you may have